Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces December 2007 Sales Results

Company Updates Fiscal 2007 Outlook

New York, New York, January 10, 2008 – AnnTaylor Stores Corporation (NYSE: ANN) today announced its sales results for the month of December 2007. In making the announcement, the Company also updated its outlook for the full fiscal year.

For the five-week period ended January 5, 2008, net sales decreased 3.8% to $263.7 million, compared with net sales of $274.2 million for the five-week period ended December 30, 2006. By division, net sales for Ann Taylor decreased 13.1% to $94.8 million in December 2007, compared with net sales of $109.1 million in December 2006. For Ann Taylor LOFT, net sales increased 0.5% to $131.5 million in December 2007, compared with net sales of $130.9 million in December 2006.

Comparable store sales for the December 2007 period decreased 9.4%, versus a comparable store sales decline of 5.3% in the December 2006 period. By division, comparable store sales for Ann Taylor decreased 13.9% in the 2007 period, compared with a decrease of 4.2% the prior year. For Ann Taylor LOFT, comparable store sales decreased 7.0% in December 2007, compared with a decrease of 8.1% the prior year. Due to the impact that the fiscal calendar shift had on the month of December, the Company provided the additional perspective that December comparable store sales at both divisions were unfavorably impacted by approximately seven comp points.

The Company indicated that, based on year-to-date business results through the month of December and its current outlook for January, it now expects diluted earnings per share for the full year of fiscal 2007 to be in the range of $1.80 to $1.85.

Commenting on the results, Ann Taylor President & Chief Executive Officer Kay Krill stated, “December was a disappointing month, as double-digit traffic declines at both divisions and a highly promotional retail environment depressed both sales and margins for the Company. At the Ann Taylor division, in response to the weak traffic and soft in-store metrics, we stepped up our promotional activity to maintain a healthy inventory position, which negatively impacted margin. At LOFT, traffic was also very weak and, despite positive client reaction to our assortments and continued solid in-store metrics, we responded with increased promotional activity to keep our inventory turning. As a result, LOFT’s margin performance, while improved significantly versus the prior year, fell short of our expectations. We continue to manage the business very tightly to minimize the impact of the ongoing macroeconomic softness, and we plan to enter fiscal 2008 in a healthy inventory position.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 921 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of November 3, 2007.

Contact:

Judith A. Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

7 Times Square, New York, NY 10036

212-541-3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and labor practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.